Exhibit 4.10(c)
TRUST AGREEMENT
OF
WHITNEY CAPITAL TRUST III
     THIS TRUST AGREEMENT OF Whitney Capital Trust III (this “Trust Agreement”) is dated as of August 23, 2006 by and among Whitney Holding Corporation, a Louisiana corporation, as depositor (the “Depositor”), The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and The Bank of New York (Delaware), a Delaware banking corporation, as Delaware Trustee (the “Delaware Trustee”). The Depositor and the Trustee hereby agree as follows:
     1. The trust created hereby shall be known as “Whitney Capital Trust III” (the “Trust”), in which name the Trustee or the Depositor, to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.
     2. The Depositor hereby assigns, transfers, conveys and sets over to the Trust the sum of $10.00. The Trustee hereby acknowledges receipt of such amount in trust from the Depositor. Such amount shall constitute the initial trust estate of the Trust. The Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq. (the “Statutory Trust Act”), and that this document constitute the governing instrument of the Trust. Each of the Trustee and the Delaware Trustee are hereby authorized and directed to execute and file a certificate of trust with the Secretary of State of the State of Delaware in such form as the Trustee may approve.
     3. The Depositor, the Trustee, the Delaware Trustee and others will enter into an amended and restated Trust Agreement satisfactory to each such party to provide for the contemplated operation of the Trust created hereby and the issuance by the Trust of such Preferred Securities and Common Securities as may be referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement, neither the Trustee nor the Delaware Trustee shall have any duty or obligation hereunder or with respect to the trust estate of the Trust, except as otherwise contemplated by this Trust Agreement, required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Trustee may take all actions deemed proper as are necessary to effect the transactions contemplated herein.
     The Delaware Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the sole purpose of satisfying the requirement of Section 3807(a) of the Statutory Trust Act that the Trust have at least one trustee with a principal place of business in the State of Delaware. It is understood and agreed by the parties hereto that the Delaware Trustee shall be limited to (a) accepting legal process served on the Trust in the State of Delaware and (b) the execution of any certificates required to be filed with the Delaware Secretary of State that the Delaware Trustee is required to execute under Section 3811 of the Statutory Trust Act. To the extent that, at law or in equity, the Delaware Trustee has duties

(including fiduciary duties) and liabilities relating thereto to the Trust, the beneficial owners thereof or any other person, it is hereby understood and agreed by the other parties hereto that, to the fullest extent permitted by applicable law, such duties and liabilities are replaced by the duties and liabilities of the Delaware Trustee expressly set forth in this Agreement.
     4. The Depositor, on behalf of the Trust, is hereby authorized, in its discretion, (i) to prepare, file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents that shall be necessary or desirable to register or establish the exemption from the registration of the Preferred Securities of the Trust under the securities or “Blue Sky” laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; (ii) to prepare, negotiate, execute and deliver letters or documents to, or instruments for filing with, a depositary relating to the sale and issuance of the Preferred Securities of the Trust as it deems necessary or desirable; and (iii) to negotiate, execute, deliver and perform on behalf of the Trust one or more placement agreements, purchase agreements, subscription agreements, dealer manager agreements, escrow agreements and other similar or related agreements providing for or relating to the sale of the Preferred Securities of the Trust.
     In the event that any filing referred to in this Section 4 is required by the rules and regulations of the Securities and Exchange Commission (the “Commission”) or any state securities or Blue Sky laws or by any depositary to be executed on behalf of the Trust by the Trustee, the Trustee is hereby authorized and, to the extent so required, directed to join in any such filing and to execute on behalf of the Trust any and all of the foregoing, it being understood that the Trustee shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of the Commission and any state securities or Blue Sky laws or by any depositary.
     5. This Trust Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     6. The number of trustees of the Trust initially shall be two and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor, which may increase or decrease the number of trustees of the Trust; provided, that to the extent required by the Statutory Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity that has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee of the Trust at any time. Any trustee of the Trust may resign upon thirty days’ prior written notice to the Depositor.
     7. The Depositor hereby agrees to (i) reimburse the Trustee and the Delaware Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts), (ii) indemnify, defend and hold harmless the Trustee and the Delaware Trustee and any of the officers, directors, employees and agents of the Trustee and the Delaware Trustee (the “Indemnified Persons”) from and against all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, that the Depositor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or negligence of such Indemnified Person and (iii) advance to each such Indemnified Person Expenses incurred by such Indemnified Person in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Depositor of an undertaking, by or on behalf of such Indemnified Person, to repay such amount if it shall be determined that such Indemnified Person is not entitled to be indemnified therefor under this Section 7. The obligations of the Depositor under this Section 7 shall survive the resignation or removal of the Trustee, shall survive the termination, amendment, supplement, and/or restatement of this Trust Agreement, and shall survive the transfer by the Depositor of any or all of its interest in the Trust.
     8. The Trust may be dissolved and terminated before the issuance of the Preferred Securities of the Trust at the election of the Depositor.
     9. This Trust Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

WHITNEY HOLDING CORPORATION, as Depositor
By:
Name:	Thomas L. Callicutt, Jr.
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:	/s/ William Cardozo
Name:	William Cardozo
Title:	Vice President

THE BANK OF NEW YORK (DELAWARE), as Delaware Trustee
By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President